EXHIBIT 99.10

                  United States Department of the Interior
                            Fish and Wildlife Service

                      United States Department of Commerce
              National Oceanic and Atmospheric Administration


                                  March 1, 1999


John Campbell, President
The Pacific Lumber Company
Scotia Pacific Company LLC
Salmon Creek Corporation
125 Main Street
Scotia, California  95565

     Re:  The Pacific Lumber Company Habitat Conservation Plan

Dear Mr. Campbell:

     We are writing to address concerns you have expressed regarding the manner in which the Fish and Wildlife Service (FWS) and the National Marine Fisheries Service (NMFS; collectively the Services) will administer The Pacific Lumber Company (PALCO) Habitat Conservation Plan (HCP), which serves as the basis for incidental take permits the Services are prepared to issue. This letter clarifies certain aspects of the HCP in the Implementation Agreement (IA), including our understanding of how the Services intend to address economic factors in administering the permits under the standards set forth in the HCP and the IA. Our response, based on the provisions of the Endangered Species Act
(ESA) and the Services' policy regarding ESA implementation, is set forth below.

     Section 10(a)(2)(B) of the ESA contains a number of requirements governing issuance of incidental take permits, including the obligations to minimize anticipated take and to avoid appreciably reducing the likelihood of survival and recovery of listed species. Paragraph (B)(ii) requires that the applicant minimize and mitigate the impacts of permitted take "to the maximum extent practicable." The Services' joint Habitat Conservation Planning Handbook states that this criterion requires consideration of whether the proposed mitigation "is the maximum that can be practically implemented by the applicant." Ch. 7, sec. B.2., p. 7-3. The Handbook also provides that among other factors that may be considered are the costs of mitigation and the abilities of the particular applicant. While the cited Handbook provisions address initial permit issuance, the Services
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believe that the statutory provision and Handbook guidance are equally applicable to the adaptive management provisions of the HCP, and will be guided accordingly.

     A recent letter from White House Chief of Staff John Podesta, Secretary of the Interior Babbitt and Secretary of Commerce Daley addressed implementation of the PALCO HCP in a manner consistent with the above guidance. Their letter states that the HCP needs to be "implemented in a flexible, sensible manner that is sensitive to both economic concerns and biological necessities."

     The HCP includes an adaptive management provision that explicitly takes economic factors into account. The provision allows PALCO, at any time, to propose changes that are consistent with AB 1986 to any of the plan's prescriptions based on information which may be related to the cost effectiveness of particular measures or to PALCO's ability to choose among equally effective prescriptions. In applying the adaptive management provision, the Services will be guided by the ESA permit issuance criteria, and to the extent changes proposed by PALCO will not result in jeopardy, the Services will consider their practicability, which includes cost to PALCO and economic feasibility and viability. This approach is consistent with a statement contained in a recent letter from the Services at the Regional level that "the Services, in implementing adaptive management, will give full consideration to economic concerns consistent with ESA requirements."

     Considerations of practicability are also relevant to the determination of measures needed to attain the goal of the conservation plan - to maintain or achieve over time properly functioning aquatic habitat conditions. In requiring that properly functioning conditions be achieved over time, considerations of practicality, including economic factors, will continue to be relevant in evaluating adjustments of the interim measures through adaptive management. We anticipate that site specific analyses and other information will allow changes that will reduce PALCO's implementation costs and/or provide operational flexibility.

     Under the adaptive management provision, any change proposed by PALCO will be approved unless the Services find in writing that the proposed changes will impair the ability of the aquatics conservation plan to achieve its goals. If the Services find that the proposed changes will impair the ability of the aquatics conservation plan to achieve its goals, the Services will disapprove it. The provision also allows PALCO to obtain an evaluation of its proposed changes by the standing year review panel established under the HCP as part of the watershed analysis process. If the panel concludes that PALCO's proposed changes will meet the standard
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for approval, we believe it is unlikely that the Services will reach a different conclusion. If they do, the Services must explain in writing the basis for the disagreement. This process will ensure that proposed adaptive management changes receive rigorous scientific consideration, and it will make the Services accountable, in writing and on the record, whenever differences arise. We believe that this approach will help assure the scientific integrity of the decision-making process. This approach also is likely to encourage collaboration and partnership among the scientists - public and private - who will consider new information regarding the operation of the prescriptions on PALCO's lands.

     With regard to your concern about the timeliness of the Services' consideration of adaptive management requests, we can assure you that the Services will provide adequate resources to process reasonable and appropriate adaptive management requests on a timely basis. We also will work with PALCO and the peer review panel to make that process efficient and timely.

     In that regard, we would like to offer our personal availability on a quarterly basis to help ensure that the process for evaluating proposed adaptive management changes proceeds on a timely basis that reflects both the spirit and the letter of the adaptive management provision.

     Finally, we point out that the project evaluated by the Services in their joint biological opinion assumes a harvest volume of 176.2 mmbf/yr over the first ten years of the permit, the volume identified in Appendix Q of the Final Environmental Impact Statement/Environmental Impact Report. The Services' biological opinion concludes that full implementation of the HCP, which assumes the harvest volume in Appendix Q, with all forms of adaptive management, including watershed analysis, will not result in jeopardy to any of the covered species.

     In closing, we would like to emphasize that it is important to the Services that PALCO's HCP will be implemented in a manner that is both biologically and economically sound. We want the HCP to be a "win-win" for PALCO, and for the species that it is designed to protect. We will do our best, from our end, to achieve this result. If PALCO makes a similar commitment of resources, and proceeds in cooperative, partnership-type spirit, we are confident that we will succeed in meeting our mutual goals.

                                        Sincerely,


/S/ DAVID J. HAYES                      /S/ TERRY D. GARCIA
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David J. Hayes                          Terry D. Garcia
Counselor to the Secretary              Assistant Secretary for Oceans and
U.S. Department of Interior             Atmosphere
                                        U.S. Department of Commerce

The undersigned parties agree that this letter represents an interpretation of the IA and the HCP which is a part of the record of this transaction, notwithstanding Section 10.4 of the Implementation Agreement.

/S/ DAVID J. HAYES                      /S/ TERRY D. GARCIA
David J. Hayes                          Terry D. Garcia
Counselor to the Secretary              Assistant Secretary for Oceans and
Department of the Interior                   Atmosphere
                                        Department of Commerce

/S/ JOHN CAMPBELL
John Campbell, President
The Pacific Lumber Company
Scotia Pacific Company, LLC
Salmon Creek Corporation

The California Department of Fish and Game and the California Department of Forestry and Fire Protection agree that paragraphs four, five, six and nine of this letter represent an interpretation of the IA and the HCP which is a part of the record of this transaction, notwithstanding Section 10.4 of the Implementation Agreement.


/S/ NORMAN HILL                         /S/ L. RYAN BRODDRICK
Norman Hill, Chief Counsel              L. Ryan Broddrick, Chief Deputy Director
California Department of Forestry       California Department of Fish and Game
     and Fire Protection